Exhibit 99.1

Contact:	Graham Smith – Chief Financial Officer
Advent Software, Inc.
301 Brannan Street
San Francisco, CA 94107
(415) 543-7696

ADVENT SOFTWARE REPORTS THIRD QUARTER RESULTS

Total Revenue Up 12 Percent Year-Over-Year

San Francisco, CA, Thursday, October 21, 2004 - Advent Software, Inc. (NASDAQ: ADVS) today announced its financial results for the third quarter ended September 30, 2004.

RESULTS

Total revenue for the third quarter of 2004 was $38.6 million, compared with $37.0 million in the second quarter of 2004, and $34.5 million in the same quarter last year.

Total expenses for the third quarter of 2004 were $43.2 million, compared with $45.3 million in the second quarter of 2004, and $43.1 million in the same quarter last year. Expenses in the third quarter included a $3.4 million impairment charge related to Advent’s decision to discontinue certain Techfi products, and $3.4 million of amortization of intangibles.

Net loss for the third quarter of 2004 was $5.2 million or $0.16 per share, compared with a net loss for the second quarter of 2004 of $8.4 million or $0.25 per share. The same quarter last year recorded a net lost of $5.4 million, or $0.17 per share.

Cash, cash equivalents and short-term investments totaled $158 million as of September 30, 2004. This compares to $167 million at June 30, 2004. Operating cash flow was $5.8 million, which was offset by payments of $11 million used for Advent’s stock repurchase program, and $2.8 million in earn-out payments related to the purchase of Advent UK, Advent Switzerland and Advent Outsource.

PERSPECTIVE

“During the quarter we saw the tone of business improve, evidenced by slightly larger contracts and an increased number of Geneva® transactions, with six contracts signed last quarter. We also launched the newest version of Moxy®, Advent’s leading trade order management solution. Together with our improving financial results this quarter, I’m pleased with the company’s progress this year,” said Stephanie DiMarco, Chief Executive Officer of Advent.

GUIDANCE

Advent issued the following guidance:

•	Q4 2004 revenues are projected to be in the range of $37.5 million to $39.5 million;

•	Q4 2004 expenses are projected to be in the range of $41 million to $42 million;

•	Q4 2004 amortization of intangibles included in cost of revenues will be approximately $1.2 million, and that related to other intangibles will be approximately $1.9 million; and

•	Weighted average shares outstanding will increase by roughly 1 percent from the third quarter comparative of 32.9 million shares, excluding the effect of any stock repurchases during Q4 2004.

INVESTOR CALL

Advent will host its third quarter results conference call at 5:00 p.m. Eastern time today, Thursday, October 21, 2004. To participate via phone, please dial 888-812-3873 and request conference ID number 1398501. If you are unable to listen to the call at this time, a replay will be available through October 28, 2004 by calling 800-642-1687, conference ID number 1398501.

The conference call will also be web-cast live at www.advent.com/about/presentations.asp, and will be archived at the same location.

ABOUT ADVENT

Advent Software, Inc. (www.advent.com), a multi-national firm, has been providing trusted solutions to the world’s leading financial professionals since 1983. Firms in 50 countries using Advent technology manage investments totaling more than US $8 trillion. Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.

FORWARD LOOKING STATEMENTS

The forward looking statements included in this press release, including financial guidance for the fourth quarter of 2004, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties that could cause actual results to differ materially from our expectations and guidance. These risks and uncertainties include potential fluctuations in results and future growth rates, changes in the length of our sales cycles, the successful development and market acceptance of new products and product enhancements, continued uncertainties and fluctuations in the financial markets, challenges assimilating acquired entities, and other risks detailed from time to time in the company’s SEC reports, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Advent Software at 415-645-1787, or by visiting Advent’s Investor Relations website at http://www.advent.com/.

-FINANCIAL HIGHLIGHTS TO FOLLOW-

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Net revenues:
License and development fees	$8,798	$7,119	$25,525	$20,331
Maintenance and other recurring	24,167	21,847	70,367	64,141
Professional services and other	5,651	5,518	16,563	15,814

Total net revenues	38,616	34,484	112,455	100,286

Cost of revenues:
License and development fees	598	669	1,618	1,926
Maintenance and other recurring	6,754	7,087	20,954	22,128
Professional services and other	5,034	4,429	14,807	12,976
Amortization and impairment of developed technology	2,379	2,324	5,071	5,195

Total cost of revenues	14,765	14,509	42,450	42,225

Gross margin	23,851	19,975	70,005	58,061

Operating expenses:
Sales and marketing	9,705	11,403	27,774	34,121
Product development	7,967	8,006	24,320	27,065
General and administrative	6,365	6,860	18,553	18,774
Amortization and impairment of other intangibles	4,414	1,964	8,498	5,855
Restructuring charges (benefit)	(1)	394	4,996	6,554

Total operating expenses	28,450	28,627	84,141	92,369

Loss from operations	(4,599)	(8,652)	(14,136)	(34,308)
Interest income and other expense, net	641	520	625	689

Loss before income taxes	(3,958)	(8,132)	(13,511)	(33,619)
Provision for (benefit from) income taxes	1,211	(2,683)	1,190	(11,094)

Net loss	$(5,169)	$(5,449)	$(14,701)	$(22,525)

Basic and diluted net loss per share	$(0.16)	$(0.17)	$(0.44)	$(0.70)

Weighted average shares used to compute basic and diluted net loss per share	32,894	32,571	33,046	32,360

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30 2004	December 31 2003
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$158,005	$160,072
Accounts receivable, net	28,701	17,448
Prepaid expenses and other	10,129	11,526
Income taxes receivable	—	1,639

Total current assets	196,835	190,685
Property and equipment, net	19,288	23,381
Goodwill	94,687	86,504
Other intangibles, net	18,937	30,495
Other assets, net	13,696	15,438

Total assets	$343,443	$346,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,377	$1,320
Accrued liabilities	20,269	17,245
Deferred revenues	51,487	36,123
Income taxes payable	8,748	8,206

Total current liabilities	82,881	62,894
Deferred income taxes	3,125	2,812
Other long-term liabilities	1,940	2,338

Total liabilities	87,946	68,044

Stockholders’ equity:
Common stock	325	329
Additional paid-in capital	337,077	340,394
Accumulated deficit	(89,987)	(71,093)
Accumulated other comprehensive income	8,082	8,829

Total stockholders’ equity	255,497	278,459

Total liabilities and stockholders’ equity	$343,443	$346,503